Exhibit 23-1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement on Form S-1 (Amendment No. 1) of our report dated April 9, 2021 with respect to the audited financial statements of UNSDG Acquisition Corp (the Company) as of March 18, 2021 and the related statements of operations, changes in stockholders’ equity and cash flow for the period from February 18, 2021 (inception) through March 18, 2021. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ MaloneBailey, LLP
www.malonebailey.com
Houston, Texas
August 13, 2021